Exhibit 99.1

Contact:

Christopher Taylor

781-398-2466

FOR IMMEDIATE RELEASE

Oscient Pharmaceuticals Files Form 12b-25 Notification of Late Filing for

Form 10-Q for Quarterly Period Ended March 31, 2009

Waltham, Mass., May 15, 2009 – Oscient Pharmaceuticals Corporation (NASDAQ: OSCI) today announced that it cannot file on a timely basis its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which was due to be filed with the Securities and Exchange Commission by May 15, 2009. The Company does not expect that such filing will be made within five calendar days of the due date, as required for the extension provided by Rule 12b-25(b) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

The Company is unable to file its Quarterly Report on Form 10-Q by May 15, 2009 without unreasonable effort or expense as a result of the departure of certain employees, as well as the ongoing review of strategic alternatives previously expressed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Company intends to complete the review of strategic alternatives as soon as possible, but it cannot at this time determine when its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 will be filed.

As noted in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, the Company believes that it has cash to continue current operations into the third quarter of 2009, unless it is able to raise additional capital and/or refinance or amend the terms of its capital structure. Additional financing may not be available, or, if available, may not be available on favorable terms. If the Company does not obtain adequate financing or is unable to pay its indebtedness as it becomes due, it may have to take other measures to significantly reduce expenses which will have a material adverse effect on its business and/or the Company may seek bankruptcy protection.

As a result of voluntary conversions of Company’s 12.50% Convertible Guaranteed Senior Notes due 2011 since the filing of the Company’s most recent Annual Report on Form 10-K, the Company has approximately 61 million common shares outstanding.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States: ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a national sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists.

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

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May 15, 2009

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s intentions to prepare its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 as well as the timing of such preparations, (ii) the Company’s review of strategic alternatives, (iii) the Company’s projections that it has cash to continue current operations into the third quarter of 2009, and (iv) the ability of the Company to maintain current operations and/or seek bankruptcy protection in the event it is unable to obtain adequate financing or pay its indebtedness as it becomes due. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to maintain the listing of our common stock on The NASDAQ Global Market and the acceleration of existing debt as a result of our inability to maintain our common stock listing on a U.S. national securities exchange or approved for listing on a U.S. system of automated dissemination of quotations; (b) the likelihood that we may have to further scale back operations, take other measures to significantly reduce our expenses and/or seek bankruptcy protection in the event that we cannot raise additional funds and refinance our maturing and existing debt in light of our existing capital structure, the inclusion of a going concern explanatory paragraph in our auditor’s opinion for the year ended December 31, 2008 and the current credit market turmoil; (c) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA or EMEA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates; (d) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; the restructuring and substantial reduction in the size of our commercial organization; the lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; and (e) our ability to defend our intellectual property position for ANTARA and FACTIVE and claims against us by third parties. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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